Filed pursuant to Rule 433

SEC File No. 333-156724

FINAL TERM SHEET

Dated January 15, 2009

WAL-MART STORES, INC.

$500,000,000 3.000% Notes Due 2014

$500,000,000 4.125% Notes Due 2019

Name of Issuer:	Wal-Mart Stores, Inc.

Title of Securities:	3.000% Notes Due 2014 (“2014 Notes”)
4.125% Notes Due 2019 (“2019 Notes”)

Aggregate Principal Amount:	$500,000,000 (2014 Notes)
$500,000,000 (2019 Notes)

Issue Price (Price to Public):	99.537% of principal amount (2014 Notes)
99.561% of principal amount (2019 Notes)

Maturity:	February 3, 2014 (2014 Notes) [1]
February 1, 2019 (2019 Notes)

Coupon (Interest Rate):	3.000% (2014 Notes)
4.125% (2019 Notes)

Benchmark Treasury:	U.S. Treasury 1.500% due December 31, 2013 (2014 Notes)
U.S. Treasury 3.750% due November 15, 2018 (2019 Notes)

Spread to Benchmark Treasury:	175 basis points (2014 Notes)
200 basis points (2019 Notes)

Benchmark Treasury Price and Yield:	100-23; 1.350% (2014 Notes)
113-26+; 2.179% (2019 Notes)

Yield to Maturity:	3.100% (2014 Notes)
4.179% (2019 Notes)

Interest Payment Dates:	February 1 and August 1 of each year, beginning on August 1, 2009, except with respect to the 2014 Notes, the final interest payment date will be February 3, 2014

Interest Payment Record Dates:	January 15 and July 15 of each year

[1]	Note: February 1, 2014 is a Saturday.

Redemption Provisions:	No mandatory redemption provisions

Wal-Mart may, at its option, redeem the Notes upon the occurrence of certain events relating to U.S. taxation

Sinking Fund Provisions:	None

Legal Format:	SEC registered

Net Proceeds to Wal-Mart (after underwriting discounts and commissions and before offering expenses):	$495,935,000 (2014 Notes)
$495,555,000 (2019 Notes)

Settlement Date:	T + 5; January 23, 2009

Joint Book-Running Managers:	Banc of America Securities LLC
Barclays Capital Inc.
J.P. Morgan Securities Inc.
Deutsche Bank Securities Inc.

Selling Restrictions:	European Economic Area, United Kingdom, Hong Kong, Japan, Singapore

CUSIP:	931142 CN1 (2014 Notes)
931142 CP6 (2019 Notes)

ISIN:	US931142CN14 (2014 Notes)
US931142CP61 (2019 Notes)

Ratings: Ratings for Wal-Mart’s long-term debt securities: S&P, AA; Moody’s, Aa2; Fitch, AA; and DBRS, AA. Wal-Mart has applied for specific ratings for the Notes and expects that the ratings for the Notes will be the same as for Wal-Mart’s other long-term debt securities.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

The offer and sale of the Notes to which this final term sheet relates have been registered by Wal-Mart Stores, Inc. by means of a registration statement on Form S-3 (SEC File No. 333-156724).

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering in the United States to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering in the United States. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC toll-free at 1-800-294-1322, Barclays Capital Inc. toll-free at 1-888-227-2275 (ext. 2663), J.P. Morgan Securities Inc. collect at 1-212-834-4533 or Deutsche Bank Securities Inc. toll-free at 1-800-503-4611.